SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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CNI Charter Funds
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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

July __, 2011

To the Shareholders of the CSC Small Cap Value Fund
(formerly the “RCB Small Cap Value Fund”):

The Board of Trustees of CNI Charter Funds appointed Cove Street Capital, LLC (“CSC”) as sub-adviser to the CSC Small Cap Value Fund, and approved the corresponding change in the Fund’s name, effective July 1, 2011.

Jeffrey Bronchick, the portfolio manager for the Fund, left Reed Conner & Birdwell, LLC (“RCB”), the prior sub-adviser of the Fund, as part of a voluntary realignment of the ownership of RCB, and organized CSC, which commenced operations on July 1, 2011.  Effective that day, CSC replaced RCB as the sub-adviser to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of this appointment.

City National Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about CSC.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

Richard Gershen
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
CSC SMALL CAP VALUE FUND

This document is an Information Statement and is being furnished to shareholders of the CSC Small Cap Value Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  City National Asset Management, Inc. (“CNAM, Inc.”) serves as the investment adviser for the Fund.  The exemption order permits CNAM, Inc. and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CNAM, Inc. and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about July __, 2011, to the shareholders of the Fund as of July 1, 2011.  CSC will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
PLEASE DO NOT SEND US A PROXY.

Appointment of Cove Street Capital, LLC as Sub-Adviser to the CSC Small Cap Value Fund

On May 19, 2011, the Board of Trustees (the “Board”) of the CNI Charter Funds (the “Trust”), including the trustees of the Trust (each a “Trustee”) who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Cove Street Capital, LLC (“CSC”) as sub-adviser to the CSC Small Cap Value Fund (the “Fund”).

Jeffrey Bronchick, a portfolio manager for the Fund, left Reed, Conner & Birdwell LLC (“RCB”), the Fund’s prior sub-adviser, as part of a voluntary realignment of the ownership of RCB, and organized CSC, which commenced operations on July 1, 2011.  Effective that day, City National Asset Management, Inc. (“CNAM, Inc.”), the investment adviser to the Fund, entered into a new sub-advisory agreement with CSC (the “Agreement”), to replace RCB as the sub-adviser to the Fund, subject to the supervision of CNAM, Inc. and the Board.  The Agreement has substantially the same terms as the previous sub-advisory agreement between CNAM, Inc. and RCB except that the Agreement provides for an initial two-year term, and the prior agreement between CNAM, Inc. and RCB provided for an initial one-year term.

No officers of the Trust or Trustees are officers, employees, directors, managers or members of CSC.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in CSC, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which CSC, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its May 19, 2011, meeting, in connection with its review of the Agreement, the Board considered a variety of matters, including information about CSC’s organization, personnel who would be providing services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund over various periods; CSC’s proposed sub-advisory fees with respect to the Fund; and CSC’s estimated revenues from its proposed relationship with the Fund.  The Board also reviewed certain information regarding CSC’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.

The Board assessed the performance of the Fund for the one-year, three-year, five-year and since-inception periods ended March 31, 2011, compared with its benchmark, the Russell 2000 Index; the average of all funds in its peer group category selected by Lipper, Inc. (Lipper Small-Cap Core Funds); and the average of all funds in the Lipper Small-Cap Core Funds distributed through institutional bank channels.  The Board noted that although the returns for the Fund were below all of those measures for the one-, three-, and five-year periods (except for the bank channel universe average for the three-year period), the Fund’s returns were above all of those measures for the since-inception period, as expected for a fund with a value-oriented focus on preservation of capital over the long term.  The Board noted that Mr. Bronchick, who had served as a portfolio manager for the Fund since the inception of its predecessor in 1998, would continue to manage the Fund on behalf of CSC.

The Board reviewed information regarding the sub-advisory fees to be charged by CSC and observed that at the Fund’s current asset level CSC’s fees were below its standard fees for its small cap strategy.  The Board also observed that although the Fund’s advisory fees were above the average of funds in the Lipper Small-Cap Core Funds universe, the Fund’s total expenses were below the Lipper universe average and the Fund’s advisory fees and total expenses were in the middle 60% of all funds in the Lipper universe.  The Board also considered that CSC would be entering into an agreement to limit the Fund’s total expenses, as RCB had done in the past.  The Board observed that the asset levels of the Fund were relatively small and were not currently likely to lead to significant economies of scale.

The Board also considered the information prepared by CSC relating to the revenues it expects to receive from the Fund, as well as the benefits to be received by CSC as a result of its relationship with the Fund, including the intangible benefits of any favorable publicity arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the terms of the Agreement, including the fees to be received by CSC, were fair and reasonable in light of the nature and quality of the services proposed to be provided by CSC to the Fund and its shareholders.

Cove Street Capital, LLC

CSC is located at 2321 Rosecrans Avenue, El Segundo, California 90245, and is owned by Jeffrey Bronchick (CSC’s CEO and Chief Investment Officer) and Daniele Beasley (CSC’s President, Chief Operating Officer and Chief Compliance Officer).  CSC provides investment advisory services to individuals and institutional clients, and as of July 1, 2011, managed $400 million in assets.

The Fund is managed by Jeffrey Bronchick, CFA.  Prior to organizing CSC, Mr. Bronchick was a Principal, Chief Investment Officer, and Portfolio Manager/Analyst at RCB, which served as sub-adviser to the Fund from October 1, 2001, through June 30, 2011.  Mr. Bronchick had been associated with RCB or its predecessor since 1989.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until June 30, 2013, unless sooner terminated.  The Agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by CNAM, Inc., the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to CSC.  The Agreement may also be terminated at any time by CSC on 90 days’ written notice to CNAM, Inc. and the Fund.  The Agreement will automatically terminate if the Investment Management Agreement between CNAM, Inc. and the Trust with respect to the Fund is terminated.

CSC is entitled to an annual fee for its investment advisory services equal to 0.85% of the Fund’s average daily net assets.  All sub-advisory fees are paid by CNAM, Inc. and not the Fund.  Because CNAM, Inc. pays CSC out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of CSC as sub-adviser to the Fund.

Additional Disclosure Regarding CSC

The names and principal occupations of the principal executive officers and directors of CSC are listed below:

Name	Principal Occupation/Title
Jeffrey Bronchick	CEO and Chief Investment Officer
Daniele Beasley	President, Chief Operating Officer and Chief Compliance Officer

Each of the principal executive officers and directors of CSC is located at 2321 Rosecrans Avenue, El Segundo, California 90245.

General Information

The principal executive offices of the Trust and CNAM, Inc. are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the CSC Small Cap Value Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of July 1, 2011
NFS LLC FEBO City National Bank 225 Broadway FL 5 San Diego, CA 92101-5005	Institutional Class	38.88%
NFS LLC FEBO City National Bank FBO CNC PSP Pooled Acct. 225 Broadway FL 5 San Diego, CA 92101-5005	Institutional Class	32.42%
Charles Schwab Acct. FBO Customers 101 Montgomery St. San Francisco, CA 94104-4151	Institutional Class	26.17%
NFS LLC FEBO Robert D Beyer TTEE Beyer Children’s Hldrns TR Partnership Los Angeles, CA 90049-0975	Class N	13.86%
NFS LLC FEBO Leslie & Bruce Rasmussen TTEE Los Angeles, CA 90025-7572	Class N	5.22%
Winning Living Trust Andrew Winner Trste Denise Winner Trste Manhattan Beach, CA 90266	Class R	7.91%
Jeffrey Bronchick Hermosa Beach, CA 90254	Class R	6.42%

As of July 1, 2011, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the CSC Small Cap Value Fund.